Exhibit 4(A)(11)

[Translation]

[on Bank Hapoalim’s Letter Head]

July 14, 2003

ViryaNet Ltd.

Dear Sirs,

Re: Letter of Intent to provide a Credit Line

Pursuant to your request, we hereby certify, that we will be willing to provide you a loan in an amount of $2,400,000 (two million and four hundred thousand US Dollars) for the repayment of the short term credit line which we have provided to you, subject to the following terms and conditions:

1.	Term-two years.

2.	Date of grant of loan- July 21, 2003.

3.	Interest- to be agreed upon between the parties prior to the grant of the loan.

4.	Repayment (interest)—every three months, from the date of the grant of the loan.

5.	Repayment (loan)—every three months, starting January 1, 2004.

Additional Terms

1.	You shall repay a credit in the amount of $500,000 (five hundred thousand U.S dollars) no later than August 15, 2003.

2.	You shall deposit in our account a deposit in the amount of $800,000 (eight hundred thousand U.S dollars).

3.	You shall provide us no later than 10 (ten) days prior to the end of each calendar month, a cash flow report for the preceeding month.

4.	You shall undertake, in the form agreeable to us, that no later than January 1, 2004, an amount of at least $1,000,000 (one million US dollars) shall be invested in the company’s equity.

5.	You shall undertake that on a quarterly basis the cash flow of the Company shall be positive. (The term “cash flow” shall be interpreted according to the acceptable accounting rules.)

6.	You shall amend the terms of the warrants granted to us, in a form agreeable to us, so that following the amendment we will hold warrants to purchase 100,000 shares of Viryanet Ltd. at an exercise price of $1 per each share. The warrants will be exercisable for a period of 4 (four) years from the day of the grant of the loan.

7.	In the event of a breach of any of the terms and conditions mentioned herein, we will be entitled to demand the immediate payment of all of your debts and commitments towards us, and this in addition to any other remedy that we will be entitled to receive according to the document which you have signed or will sign in the future.

8.	You shall sign any customary document with respect to the above said.

9.	You shall not breach any of your obligations towards us.

10.	There shall be no legal limitation regarding the grant of this loan.

11.	You shall sign this letter no later than July 20, 2003. By signing this letter you hereby approve the content of this letter.

12.	A commission in the amount of $10,000 (ten thousand U.S. dollars) will be paid to us. The commission shall be paid following the signing of this letter and your signature will constitute an irrevocable proxy to charge to your account in the amount mentioned above.

13.	This letter shall not derogate from any of our rights according to any other document which has been signed by you.

Regards,

Bank HaPoalim

Headquarters

M. Alterman             A. Rosenberg

[signature]

We the undersigned hereby approve the above said

ViryaNet	Ltd.